Exhibit 99.1

1300 Main Street, P.O. Box 130 • Atchison, Kansas 66002-0130	NEWS RELEASE
913.367.1480 • 800.255.0302 • Fax 913.367.0192
www.mgpingredients.com • Symbol/Market: MGPI/NASDAQ

Contact: Steve Pickman
913-367-1480

For Immediate Release:	MGP INGREDIENTS ANNOUNCES FISCAL 2006 SECOND QUARTER RESULTS

ATCHISON, Kan., February 9, 2006—MGP Ingredients, Inc. (Nasdaq/MGPI) today reported net income of $818,000, or $0.05 per common share, for the second quarter, which ended December 31, 2005.  This compares with net income of $1,354,000, or $0.08 per share, for the second quarter of fiscal 2005.  Net sales in the current year’s second quarter totaled $75,671,000, an increase of 24 percent above net sales of $61,164,000 in the prior year period.  The improvement in total revenue compared to a year ago resulted from increased sales in both the distillery products and ingredients segments.  Distillery products sales rose by nearly $11.4 million, or 27 percent, above sales in the second quarter of fiscal 2005.  Sales of ingredients in total were up approximately $3.2 million, or 17 percent, compared to last year’s second quarter.

“Although we experienced a decline in second quarter earnings compared to a year ago, we see favorable conditions taking shape, particularly in our distillery products segment, that should result in improved profitability during the remainder of the year,” said Ladd Seaberg, president and chief executive officer.

The decline in second quarter net income compared to a year ago was primarily due to a 68 percent increase in energy costs over the comparable quarter the prior year, which affected operating profits in the distillery segment and, to a lesser extent, contributed to a loss in the company’s ingredients segment. The primary cause of the higher energy costs was a 75 percent increase in the average price of natural gas.  This contributed to a $9.4 million, or 85 percent, rise in the company’s cost of natural gas over the second quarter of fiscal 2005 and a $6.7 million, or 49 percent, increase over the first quarter of fiscal 2006.  This reversed the trend in operating income growth from distillery revenues over the past several quarters.

“Notwithstanding the severe upsurge in second quarter energy costs, income from our distillery segment for the first six months of fiscal 2006 was more than twice our income from that segment in the first six months of fiscal 2005,” Seaberg said.  “Since the end of the current year’s second quarter, the price of natural gas has declined while pricing for both fuel grade and food grade alcohol has improved due to increased demand in the marketplace,” Seaberg said.  “Additionally, prices for corn, the principal raw material used in our alcohol production process, remain relatively stable.  Considering all of these factors, therefore, we expect improved profitability from distillery operations for the remainder of the fiscal year.”

Although sales of the company’s higher valued specialty ingredients, consisting primarily of specialty wheat proteins and wheat starches for food and non-food applications, improved in the second quarter compared to the same period a year ago, profitability in the ingredients segment continued to be adversely affected by increased sales of lower valued commodity wheat gluten.  Additionally, average prices for certain of the company’s specialty proteins for food applications were lower than a year ago due principally to competitive pressures.  Second quarter prices for wheat to manufacture the company’s ingredients were just slightly higher compared to a year ago, but up 8 percent compared to the first quarter of the current fiscal year.

The increase in commodity gluten sales revenue resulted from higher unit sales compared to the prior year’s second quarter.  This increase adversely affected profitability, as market prices for gluten have been below the company’s cost of production. Although MGPI has deemphasized gluten sales because of such poor market conditions, gluten remains a co-product from the processing of flour. Because the company’s sales of specialty proteins have not grown proportionately with increases in its specialty starch sales, more gluten was available for sale during the second quarter of fiscal 2006 than in the second quarter of fiscal 2005, as less gluten has been processed into specialty proteins.

“While benefiting from positive contributions from our distillery segment, we are striving to bring a more profitable balance to our mix of ingredients,” Seaberg said.  “We continue to address this situation on several fronts, including product enhancements, new product and market development, and measures to improve production efficiencies and yields.  None of these things occur overnight, but are all parts of a longer term strategic process to build our ingredients segment into a more stable and significant profit center.”

For the first six months of fiscal 2006, the company had net income of $4,549,000, or $0.28 per share on sales of $152,717,000, compared to net income of $1,645,000, or $0.10 per share, on sales of $130,042,000 for the first six months of fiscal 2005.  This improvement was primarily due to increased sales and profitability in the distillery products segment, which resulted from higher unit sales of food grade alcohol and increased prices for both food grade and fuel grade alcohol.  The company’s profit performance in the ingredients segment for the first six months of fiscal 2006 declined compared to the first half of fiscal 2005, principally for the same reasons that affected profitability in this segment during the second quarter of the current fiscal year.  However, sales of ingredients increased in the first six months of fiscal 2006 compared to the prior year’s first six months due principally to increased unit sales of specialty ingredients for food applications together with higher unit sales of commodity gluten.  These increases offset a decline in sales of specialty ingredients for non-food applications, which occurred in the first quarter of fiscal 2006, combined with decreased unit sales of commodity starches in both the first and second quarters of the year. While the premium pet chew market continues to exhibit solid category growth industry-wide, customer inventory adjustments caused company sales of this product line to be lower in the second quarter than they were in the first quarter of fiscal 2006.  However, if current customer projections hold true, management anticipates an improved sales pattern flow during the final two quarters of fiscal 2006.

Segment Results

The following is a summary of revenues and pre-tax profits/(loss) allocated to each reportable operating segment for the three months and six months ended December 31, 2005 and 2004.  Interest expense, investment income and other general miscellaneous expenses are classified as corporate.

(In Thousands)	Second Quarter Fiscal 2006	Second Quarter Fiscal 2005	Six Months Fiscal 2006	Six Months Fiscal 2005

Ingredients
Net Sales	$22,012	$18,860	$44,462	$41,614
Pre-Tax Income (Loss)	(2,174)	(1,684)	(2,393)	(l,800)
Distillery Products
Net Sales	$53,659	$42,304	$108,255	$88,428
Pre-Tax Income	3,856	4,301	10,805	5,175
Corporate	(446)	(541)	(982)	(818)

Distillery Products – Segment Highlights

Total sales of distillery products in the second quarter of fiscal 2006 rose by approximately $11.4 million, or 27 percent, compared to the second quarter of fiscal 2005.  This improvement was due to a $6.4 million, or 58 percent, increase in sales of food grade alcohol, a $4.1 million, or 16 percent, increase in sales of fuel grade alcohol, and an $893,000, or 15 percent, increase in sales of distillers feed.  In the food grade area, sales of alcohol for industrial applications rose by $5.3 million, or nearly 76 percent, and sales of alcohol for beverage applications rose by approximately $1.1 million, or 26 percent, due to higher prices and increased unit sales compared to a year ago.  The increased sales of fuel grade alcohol also resulted from higher unit sales and average selling prices.  Distillers feed sales rose as the result of higher unit sales.

Ingredients—Segment Highlights

Total ingredient sales in the second quarter of fiscal 2006 increased by approximately $3.2 million, or 17 percent, compared to the prior year’s second quarter.  This principally was due to a nearly $2.4 million, or 21 percent, increase in sales of specialty ingredients for food applications and a $109,042, or 2 percent, increase in sales of specialty ingredients for non-food applications.  Commodity ingredient sales increased by approximately

$347,000, or 13 percent.  This increase resulted from a $373,314, or 23 percent, rise in sales of commodity gluten, which more than offset a $26,428, or 3 percent, decrease in sales of commodity starches.  Sales of mill feed and other mill products rose by $323,714, or 128 percent.

Outlook

Seaberg offered the following outlook for the rest of the year: “Overall, we anticipate improved profitability for the rest of the year compared to the first half of fiscal 2006.  We expect most of this improvement will come from the distillery segment as the result of favorable conditions in our alcohol markets.  While we continue to build sales of specialty ingredients, we obviously are not satisfied with our profit performance in the ingredients segment.  Therefore, our immediate goal is to improve profitability in this area of our business.  We hope to do this from a combination of increased sales of higher valued ingredients and improved operating costs.”

Seaberg concluded, “Demand for healthful foods is growing.  Our customers are looking to provide foods that are higher in fiber and lower in fat.  The challenge is in delivering foods that meets these requirements without sacrificing taste and texture.  That spells opportunities for our wheat-based proteins and starches.  Our business franchise was built on innovative solutions.  One of the most significant ways we can develop new strategic assets for MGPI is through R&D.  The investment in our new technical center, which will be completed over the next 10 to 12 months, is a key component of this program.”

Investor Conference Call

The company will host an investor conference call today at 10 a.m. central time to review the second quarter results.  Stockholders and other interested parties may listen to the call live via telephone by dialing 800-322-0079 by 9:50 a.m. central time, or access it on the Internet at www.mgpingredients.com.

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of natural grain-based products. The Company has facilities in Atchison, Kan., Pekin, Ill., Kansas City, Kan., and Onaga, Kan., that utilize the latest technologies to assure high quality products and to maintain efficient production and service capabilities.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements as well as historical information. Forward-looking statements are usually identified by or are associated with such words such as “intend,” “plan”, “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may,” “will”, “could” and or the negatives of these terms or variations of them or similar terminology. They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Important factors that could cause actual results to differ materially from our expectations include, among others:  (i) the availability and cost of grain, (ii) fluctuations in gasoline prices, (iii) fluctuations in energy costs, (iv) competitive environment and related market conditions, (vi) our ability to realize operating efficiencies, (vii) the effectiveness of our hedging programs; (viii) access to capital and (ix) actions of governments. For further information on these and other risks and uncertainties that may affect the company’s business, see Item 1. Business – Risks and Uncertainties of the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005.

MGP Ingredients, Inc.

CONSOLIDATED STATEMENT OF EARNINGS

(unaudited)	Three Months Ended December 31		Six Months Ended December 31
(Dollars in thousands, except per share)	2005	2004	2005	2004
NET SALES	$75,671	$61,164	$152,717	$130,042
COST OF SALES	69,931	54,392	134,793	118,196
GROSS PROFIT	5,740	6,772	17,924	11,846
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	(5,039)	(4,508)	(10,748)	(9,390)
OTHER OPERATING INCOME	281	140	449	426
INCOME FROM OPERATIONS	982	2,404	7,625	2,882
OTHER INCOME (EXPENSE)
OTHER INCOME (NET)	521	56	637	365
INTEREST EXPENSE	(267)	(384)	(832)	(690)
INCOME BEFORE INCOME TAXES	1,236	2,076	7,430	2,557
PROVISION FOR INCOME TAXES	418	722	2,881	912
NET INCOME	$818	$1,354	$4,549	$1,645
OTHER COMPREHENSIVE INCOME (LOSS)	393	(34)	258	(347)

COMPREHENSIVE INCOME	1,211	1,320	4,807	1,298

BASIC EARNINGS PER COMMON SHARE	$0.05	$0.08	$0.28	$0.10
DILUTED EARNINGS PER COMMON SHARE	$0.05	$0.08	$0.27	$0.09

Weighted average shares outstanding – Basic	16,064,041	15,982,031	16,035,482	15,957,472
Weighted average shares outstanding – Diluted	16,666,037	16,452,782	16,601,642	16,586,519

CONSOLIDATED BALANCE SHEETS

(unaudited) (Dollars in thousands)	Dec. 31 2005	June 30 2005

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,771	$10,384
Receivables	32,662	28,097
Inventories	37,291	31,252
Prepaid expenses	1,719	628
Deferred income taxes	945	663
Refundable income taxes	—	2,622
Total Current Assets	76,388	73,646
PROPERTY AND EQUIPMENT, At Cost	327,717	317,626
Less accumulated depreciation	(207,964)	(201,997)
	119,753	115,629
OTHER ASSETS	218	225
	$196,359	$189,500

(unaudited) (Dollars in thousands)	Dec. 31 2005	June 30 2005

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Line of credit	$4,000	$—
Current maturities of long-term debt	3,721	4,705
Accounts payable	14,958	11,744
Accrued expenses	5,588	5,621
Deferred income	10,160	10,948
Income taxes payable	568	—
Total Current Liabilities	$38,995	$33,018

LONG-TERM DEBT	14,272	16,785
POST-RETIREMENT BENEFITS	6,597	6,342
DEFERRED INCOME TAXES	12,811	12,828
STOCKHOLDERS’ EQUITY	123,684	120,527
	$196,359	$189,500